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                                                                  EXHIBIT 10.60


                         CALYPTE BIOMEDICAL CORPORATION
                             1265 Harbor Bay Parkway
                                Alameda, CA 94502

                                October 18, 1999

William Boeger
Box 2706
Sun Valley, ID 83353

         Re:      CONSULTING AGREEMENT WITH CALYPTE

Dear Bill:

         Upon your signature at the end of this letter where indicated, this letter will be the binding agreement (the "AGREEMENT"), effective as of October 18, 1999 (the "EFFECTIVE DATE"), between Calypte Biomedical Corporation ("CALYPTE") and you with respect to your provision of service as a consultant to Calypte as provided in this letter; the Basic Retained Services described in
Section 1(a) hereof and any Additional Services defined in Section 1(b) hereof are referred to herein collectively as the "SERVICES".

         1.       SERVICES.

                  (a) BASIC RETAINED SERVICES. Subject to the terms and conditions of this Agreement, you hereby are retained by Calypte as a consultant to Calypte from the Effective Date until terminated as provided herein, to provide the following Services (the "BASIC RETAINED SERVICES") as follows (with a "day of Services" being considered for such purposes as eight (8) hours, and with travel time while on business for Calypte, and while travelling from your home outside of California to Calypte's principal offices for purposes of rendering such Basic Retained Services, in each case being counted as one-half time):

                            (i)   FULL-TIME CONSULTING SERVICES THROUGH
NOVEMBER 30, 1999. During the period commencing with the Effective Date through and including November 30, 1999 (the "FULL-TIME PERIOD"), you will provide, on a full-time basis, Basic Retained Services, as may be requested from time to time during the term hereof orally or in writing by the President or Chief Executive Officer of Calypte, or by any member of the Board: (A) to assist in any matters pertaining to the transition to Calypte's newly-hired Chief Executive Officer of the responsibilities you held immediately prior to the Effective Date in such role, and (B) with respect to the following (the "STRATEGIC MATTERS"): (1) the execution of a distribution agreement by Calypte with the government of China,
(2) the formation of a joint venture for the production of certain Calypte products in China, (3) the renegotiation of the technology licensing agreement between Calypte and New York University, (4) so long a Calypte holds an equity interest in Pepgen Corporation ("PEPGEN"), and so long as you are so elected, serving as a member of the Board of Directors of Pepgen and helping Pepgen to develop a strategy intended to maximize the value of such equity interest asset to Calypte, and (5) assisting Calypte with respect to potential merger and acquisition opportunities, raising of additional capital, and other corporate finance activities.


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William Boeger
October 18, 1999
Page 2

                            (ii)  PART-TIME CONSULTING SERVICES FROM DECEMBER 1,
1999 THROUGH OCTOBER 18, 2000. During the period commencing with December 1, 1999 through and including October 18, 2000 (the "PART-TIME PERIOD"), you will provide, on a part-time basis for an aggregate of five (5) days of Services per calendar month during such, Basic Retained Services relating to Strategic Matters, as may be requested from time to time during the term hereof orally or in writing by the President or Chief Executive Officer of Calypte, or by any member of the Board.

                  (b) ADDITIONAL SERVICES. During the period December 1, 1999 through and including October 18, 1999, you will render such days of Services beyond such five-day minimum set forth in Section 2(b)(ii) hereof (the "ADDITIONAL SERVICES"), as you may agree with Calypte upon Calypte's reasonable and good faith request to you, in each case with respect to Calypte's business, as may be requested from time to time during the term hereof orally or in writing by the Board or by the President or Chief Executive Officer of Calypte.

                  (c) CERTAIN CONDITIONS CONCERNING SERVICE AS A DIRECTOR OF CALYPTE. You hereby agree that you will serve as a member of the Board if so asked and for so long as you are duly elected thereto. The number of days you spend rendering Services to Calypte hereunder will be in addition to time you spend to discharge your customary duties as a Director of Calypte, including time to prepare for and attend meetings of the Board and of Board Committees upon which you serve, during such time as you are serving as a Director of Calypte. Any compensation you may receive for your services as a Director of Calypte, such as indemnification, stock, and/or stock options and other benefits from the Company as are made available from time to time by the Company to other Directors, will be separate from this Agreement.

                  (d) SCHEDULING; LOCATION. The days upon which Calypte will require your Services will be based upon dates and times mutually agreeable between you and Calypte. Calypte will provide as much advance notice as possible to you of the dates and times required, and you will make every reasonable effort to make yourself available during such dates. Calypte will not require you to render such services at dates, times or places that would reasonably interfere with other work commitments you may have. You may render the Services by telephone and/or e-mail, and/or on-site at Calypte's headquarters in the San Francisco Bay Area, and/or at other locations, as determined in good faith by Calypte after consultation with you as to mutual convenience and the particular Services required.

                  (e) REPORTING. You will report to, and Calypte may give you direction through any of, the President and Chief Executive Officer, and the Board.

                  (f) OTHER ACTIVITIES. Calypte acknowledges and agrees that, while you will devote such time and effort as is necessary to discharge your duties hereunder, you will not be providing your full-time services to Calypte beginning as of December 1, 1999, and that you may consult with or become an employee of other entities as you wish (including but not limited to accepting full time employment), subject to your obligations as to confidential and proprietary information of Calypte as set forth in this Agreement.


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William Boeger
October 18, 1999
Page 3

                  (g) NONASSIGNABILITY OF YOUR SERVICES. You may not assign or subcontract your duties or rights under this Agreement without the prior written consent of Calypte signed by its President or Chief Executive Officer.

         2. COMPENSATION; EXPENSE REIMBURSEMENT; CONTINUED VESTING OF STOCK OPTION.

                  (a) RETAINER FOR BASIC RETAINED SERVICES. Calypte will pay you a retainer, in cash, at the beginning of each calendar month commencing with the month of October, 1999 (provided that such consulting fee will be paid no later than October 19, 1999 for the balance of such month)

                            (i)   DURING FULL-TIME PERIOD.  In the amount of
$7,258.00 for the period October 18, 1999 through and including October 31, 1999, and $18,750.00 for the month of November, 1999; and

                            (ii)  During Part-Time Period.  In the amount of
five thousand dollars ($5,000.00), which is one thousand dollars ($1,000.00) per day of such Basic Retained Services.

                  (b) PAYMENT FOR ADDITIONAL SERVICES. In addition, Calypte will pay you a consulting fee in cash for any Additional Services you may render, within thirty (30) days after the close of each calendar month during which you render such Additional Services, at the rate of one thousand dollars ($1,000.00) per day of such Additional Services.

                  (c) EXPENSE REIMBURSEMENT; LODGING AND AUTOMOBILE; HEALTH INSURANCE. Calypte will reimburse you for all reasonable, ordinary and necessary travel and entertainment expenses incurred by you in conjunction with your services to Calypte hereunder. While you are rendering Services in the San Francisco Bay Area during the Full-Time Period, Calypte will provide lodging for you, or will reimburse you for lodging, in a business hotel or business traveler long-term stay facility reasonably convenient to Calypte's offices. Any such expense will be consistent with Calypte's then-standard reimbursement policy, and, as applicable, travel policy, and will be made as to a given expense only if you have submitted commercially customary support documentation to Calypte therefor. Calypte will reimburse you for the amount of any premiums you pay during the term hereof for healthcare insurance for you and your family to the extent you are not covered for such healthcare insurance at Calypte's cost under a Calypte healthcare insurance plan.

                  (d) CONTINUED VESTING OF OPTION. Pursuant to Section 8 of the Employment Agreement dated as of October 28, 1998 between you and Calypte (the "EMPLOYMENT AGREEMENT"), Section 7(d) of your Employment Agreement hereby is amended to read as follows, effective as of the day before the Effective Date; except as herein amended, neither your Employment Agreement nor such options referred to in said section are amended:

                  "The Executive may voluntarily terminate his employment at any time beginning July 1, 1999, in which event he shall receive severance pay equal to six months of his then current salary. If in connection with the Executive's voluntary termination of employment hereunder, the Executive and the Company enter into a written agreement under which the Executive is to render consulting services to the


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William Boeger
October 18, 1999
Page 4

         Company, then from and after the date of such voluntary termination, vesting (exerciseability) of Executive's currently outstanding incentive stock option from the Company which was originally granted to Executive on October 27, 1998, for a total of 600,000 shares of Common Stock of the Company, originally vesting over a 24-month period beginning October 27, 1998, at the rate of 25,000 shares per month, will not cease and such option is hereby amended to provide that it shall continue after such termination date to vest (become exerciseable) at the rate of five thousand (5,000) shares at the end of each monthly anniversary of the date of such termination, through the earlier of the date of termination of such consulting agreement or the twelfth (12th) monthly anniversary of the date of such termination. In addition, if in connection with any other Calypte stock option plan or grant, other than a plan or grant provided to directors of Calypte, Executive has any obligation that requires Executive to exercise an option to purchase Calypte stock within a specific period of time, such period of time will not begin until the date of termination of the Consulting Agreement with Calypte dated as of October 18, 1999."

         3.       OUR RELATIONSHIP.

                  (a) INDEPENDENT CONTRACTOR. In performance of your services under this Agreement, you will be an independent contractor of, and are not an agent or employee of, and have no authority to bind, Calypte by contract or otherwise.

                  (b) EMPLOYMENT TAXES AND BENEFITS. You will report as self-employment income all compensation you received pursuant to this Agreement, including the fair market value of the Shares. You will indemnify Calypte and hold it harmless from and against all claims, damages, losses and expenses, relating to any obligation imposed by law on Calypte to pay any withholding taxes, social security (except for employer's share of social security, if any), unemployment or disability insurance, or similar items in connection with compensation received by you pursuant to this Agreement. You will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by Calypte pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Calypte's employees, except as provided herein or as otherwise specifically approved by the Board.

                  (c) NO REMUNERATION AS TO PRODUCTS. You will receive no royalty or other remuneration on the production or distribution of any products developed by the Company or by you in connection with or based upon the Services.

         4.       INDEMNIFICATION.

                  (a) BY YOU. To the extent determined by a tribunal of competent jurisdiction (arbitral or judicial), not subject to further appeal, you will indemnify Calypte and hold it harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from:

                            (i)   Any action by a third party  against  Calypte
to the extent based on any claim that any Services performed under this Agreement, or their results, to your actual


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William Boeger
October 18, 1999
Page 5

knowledge (A) infringe a patent, trademark, copyright or other proprietary right, and/or (B) violate a trade secret of such third party; and

                            (ii)  Any action by a third party to the extent
based on any conduct by you in performing Services under this Agreement which results in any of the following and for which such tribunal determines you to be liable to Calypte under applicable law: (A) any bodily injury, sickness, disease or death; (B) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (C) any violation of any statute, ordinance, or regulation.

                  (b) BY CALYPTE. To the extent legally permitted, and not in derogation of your obligations under Section 4(a) hereof: (i) you will be considered as subject to the indemnity provisions of Calypte's Certificate of Incorporation and Bylaws, a copy of which will be furnished to you upon request, and (ii) Calypte will indemnify you and hold you harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from any action by a third party against Calypte or you, or both, in connection with or based upon the performance by you of the Services, or their result.

         5.       PROPERTY OF CALYPTE.

                  (a) DEFINITIONS.  For the purposes of this Agreement:

                            (i)   "INVENTIONS" means any and all inventions,
ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developments, methods, processes, techniques, improvements, and related know-how in the field of research, development and commercialization in which Calypte is engaged, and which are made by you, alone or in combination with others, which result from or relate to the services you perform for Calypte hereunder, and whether made on behalf of Calypte under this Agreement, or with the use of or as a result of access to Confidential Information, including but not limited to any derivative work which constitutes an improvement or modification to any tangible form of Confidential Information, as hereinafter defined, such as any design, drawing, or product that embodies Confidential Information.

                            (ii)  "DESIGNS AND MATERIALS" means all designs,
discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others which result from or relate to the services you perform for Calypte hereunder.

                            (iii) "MORAL RIGHTS" means any right to claim
authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

                  (b) ASSIGNMENT OF OWNERSHIP. You agree that all the Inventions, Designs and Materials that (1) are developed using equipment, supplies, facilities or trade secrets of Calypte, (2) result from work performed by you for Calypte or (3) relate to Calypte's business or current or anticipated research and development, will be the sole and exclusive property of Calypte. You hereby irrevocably transfer and assign any and all of your right, title, and interest in and to


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William Boeger
October 18, 1999
Page 6

Inventions, Designs and Materials, including but not limited to all patent rights, copyrights, trademarks and trade secrets, to Calypte. All Inventions, Designs and Materials will be the sole property of Calypte and Calypte will have the sole right to determine the treatment of any Inventions, Designs and Materials, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that Calypte deems appropriate. You acknowledge that copyrightable works prepared by you within the scope of your service hereunder are "works for hire" under the federal Copyright Act and that Calypte will be considered the author thereof. If Calypte files an original United States patent application covering any invention of which you are a named inventor, you will receive in each case from Calypte an inventor's fee of One Hundred Dollars $100.00 in cash as full compensation therefor. You will:

                            (i)   Disclose promptly in writing to Calypte all
Inventions, Designs and Materials; and

                            (ii)  Cooperate with and assist Calypte to apply
for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Inventions, Designs and Materials in Calypte's name as Calypte deems appropriate, provided that Calypte will reimburse you for any reasonable costs incurred by you, and your normal billing rate for reasonable time incurred, in connection therewith; and

                            (iii) Otherwise treat all Inventions, Designs and
Materials as "Confidential Information," as defined below. Your obligations to so disclose, assist, and execute will survive until the earlier of your death or disability or five years following any expiration or termination of this Agreement.

                  (c) MORAL RIGHTS WAIVER. You hereby irrevocably transfer and assign to Calypte any and all Moral Rights that you may have in any services you render hereunder, or in any Inventions, Designs and Materials or products of Calypte. You also hereby forever waive and agree never to assert against Calypte, its successors or licensees any and all Moral Rights you may have in any such services, Inventions, Designs and Materials or such products, even after expiration or termination of this Agreement.

                  (d) COMPANY PROPERTY. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of Calypte that you possess or create as a result of your service to Calypte, whether or not confidential, are the sole and exclusive property of Calypte.

         6. CONFIDENTIAL INFORMATION. You acknowledge that you will acquire information and materials from Calypte and knowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of Calypte and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Designs and Materials, are and will be the trade secrets and confidential and proprietary information of Calypte (collectively "CONFIDENTIAL INFORMATION"). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of your own or that Calypte regularly gives to third parties without restriction on use or disclosure. You will hold all such Confidential Information in strict confidence, and will not


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William Boeger
October 18, 1999
Page 7

disclose it to others or use it in any way, commercially or otherwise, except in performing your services hereunder, and will not allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. You will take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information in your possession, including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

         7.       TERM OF SERVICE; TERMINATION; EFFECT OF TERMINATION.

                  (a) TERM OF SERVICE. This Agreement is for a period of twelve
(12) months from and after the Effective Date, subject to earlier termination as provided in Section 7(b) hereof.

                  (b) TERMINATION; EFFECT OF TERMINATION.

                            (i)   TERMINATION.  This Agreement will terminate
automatically upon the earliest of (A) your death, (B) such date as you voluntary terminate service, by written notice to Calypte, or (C) the date upon which Calypte terminates your service hereunder for cause by giving written notice thereof to you, stating therein that such termination is for cause and specifying in reasonable detail such cause. For purposes of this Agreement, "cause" is defined as your willful failure to follow lawful and commercially reasonable directives of the Board, and/or intentional damage to the tangible or intangible property of Calypte, and/or conviction of a crime involving moral turpitude, and/or the performance of any dishonest or fraudulent act which is or would be, in each case as determined in good faith by the Board, materially detrimental to the interest of Calypte and its other stockholders.

                           (ii) EFFECT OF TERMINATION. Upon termination of your
service with Calypte hereunder for any reason, Calypte will pay you all of your accrued and unpaid expenses, if any, provided, as to a given expense, you have submitted commercially customary support documentation to Calypte therefor. If during the Full-Time Period this Agreement is terminated for any reason other than your voluntary termination hereof or termination Calypte for cause, you will not be obligated to return any portion of the retainer amount paid to you under Section 2(a)(i) hereof for the relevant month in which such termination occurs. If during the Part-Time Period you have rendered less than five (5) days of service in a month during which this Agreement terminates, and the Agreement is terminated for any reason other than your voluntary termination hereof or termination Calypte for cause, you will not be obligated to return any portion of the retainer amount paid to you under Section 2(a)(ii) hereof for such month. If during the Full-Time Period this Agreement is terminated by you voluntarily, or by Calypte for cause, you will, within thirty (30) days after the date of such termination, repay to Calypte in cash an amount equal to $616.44 times the number of days remaining in October, or November, as the case may be, after the date of such termination. If during the Part-Time Period this Agreement is terminated by you voluntarily, or by Calypte for cause, during a month for which you already have been paid the monthly retainer by Calypte under Section 2(a)(ii) hereof, and if at the time of such termination you have rendered less than five (5) days of Services in such month, you will, within thirty (30) days after the date of such termination, repay to Calypte in cash an amount equal to at $1,000.00 times the number of days of Services less than five that you did render in


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William Boeger
October 18, 1999
Page 8

such month. Your obligations of confidentiality hereunder will survive any such termination, and termination hereof will not have any effect on any other binding agreement between Calypte and you except to the extent specifically so stated in such other agreement or agreements. Your termination hereunder will not be deemed to be a termination of all your services with Calypte, for purposes of your Option, if you then are still serving Calypte as a consultant, including service as a Director.

         8. PRIOR CONTRACTS. You represent that except as disclosed in writing to Calypte, (a) there are no other contracts to assign Inventions, Designs or Materials that are, as of the Effective Date, in existence between you and any other person or entity, and (b) as of the Effective Date, you have no employment, consultancies or undertakings which would restrict or impair your performance of this Agreement.

         9. GENERAL. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument. This Agreement will be governed by the laws of the State of California without regard to its body of law controlling conflict of laws. This Agreement is the complete and exclusive agreement between you and Calypte regarding the specific subject matter of this Agreement, which subject matter relates solely to your rendering of services to Calypte as a consultant, and not to any other binding agreement you may have with Calypte nor with respect to your service as a Director of Calypte, and supersedes in their entirety all prior agreements, understandings and communications, oral or written, between us regarding such specific described subject matter. This Agreement will be binding upon and inure to our respective successors and assigns, and upon your heirs, executors and administrators, and may only be amended by a writing signed by each of us or our respective successors, assigns or authorized representatives.

         We look forward to continuing to work with you, Bill, as part of our team for the success of Calypte.

                                  Sincerely,

                                  /s/ DAVID COLLINS
                                  ------------------------------------
                                  David Collins
                                  Chief Executive Officer


ACCEPTED AND AGREED:

/s/ WILLIAM BOEGER
----------------------------------
          William Boeger
Date signed:  October 18, 1999